UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 12, 2016
Earliest Event Date requiring this Report:  June 27, 2016

CAPSTONE COMPANIES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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Florida	000-28831	84-1047159
(State of Incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

350 Jim Moran Blvd.
Suite 120
Deerfield Beach, Florida 33442
(Address of principal executive offices)

(954) 570-8889
(Registrant's telephone number, including area code)

ITEM 1.01     Entry into a Definitive Material Agreements

Option. Involve, LLC, a Delaware limited liability company, ("Seller") owns shares of Common Stock, $0.0001 par value per share, ("Shares") of Capstone Companies, Inc. (the "Company").  The Company and Seller have entered into an Option Agreement, dated June 27, 2016, (the "Option Agreement") whereby Seller has granted options to the Company to repurchase 25 million shares at a purchase price of $0.01 per share in five (5) increments of 5,000,000 shares (each, an "Option" and collectively the "Options") for $50,000 per Option (the "Exercise Price"), or for a total purchase price of $250,000 in the aggregate if all Options are exercised.   The Options terminate on the earlier of the twelve (12) month anniversary of the first date that the Company exercises any Option or June 27, 2019, the thirty-six (36) month anniversary of the effective date of the Option Agreement.

Under a Joinder Agreement to the Option Agreement, the Company will receive 100 Membership Interests in the Seller as consideration under the Option Agreement.

The Option Agreement provides for an absolute release by the Company and its affiliates of any claims or causes of action that the Company may have against the Seller and his affiliates, excepting claims or causes of action under the Option Agreement.

The Option Agreement is part of the transactions contemplated by the Purchase Agreement reported below.

Securities Purchase Agreement.  Each of the Company, Neil Singer, an individual and a principal of the Seller ("Singer"), and AC Kinetics, Inc., a private Delaware corporation and an affiliate of Singer ("ACK"), are concurrently with the Option Agreement entering into that certain Securities Purchase Agreement, dated June 27, 2016 (the "Purchase Agreement"), whereby Singer will purchase all of the outstanding securities of ACK owned by the Company in exchange for (1) the making by Singer to the order of the Company a promissory note in the initial principal amount of $1,500,000 (the "Note"), which Note provides for: (1) following the closing of the transactions contemplated by the Purchase Agreement, Singer will assign the Note to NLO Holdco, LLC, a Delaware limited liability company and an affiliate of Singer ("NLO"), and (2) before the occurrence of a certain funding transaction between Koch Minerals, LLC, and ACK NLO, LLC, a Delaware limited liability company and an affiliate of Singer, ACK and NLO ("Newco"), NLO shall assign to and Newco shall assume, all of NLO's rights and obligations under the Note.  Singer shall have no liability under the Note upon its assignment.

The Purchase Agreement provides for the Company to release Singer, ACK and their respective affiliates from any and all claims and causes of action occurring as of or prior to the closing date of the Purchase Agreement, including but not limited to any claims or causes of action related to intellectual property held by Singer or ACK, a January 15, 2013 Royalty Agreement between ACK and the Company, and a January 13, 2013 Letter Agreement by the Company and ACK, which release does not apply to claims or causes of action under  the Purchase Agreement.

Note.  Pursuant to the Purchase Agreement, Singer shall issue the Note to the Company, which Note is executed by Singer to acquire the securities of ACK owned by the Company and which Note provides for: (1) principal amount of $1,5000,000; (2) annual interest of 3.5% per annum; and (3) subject to any restrictions contained in a certain Subordination Agreement to be executed in connection with the Note and discussed below, the outstanding principal amount and all accrued and unpaid interest thereon shall be due upon the earlier of (i) a Change in Control of Newco or (ii) June 27, 2025. "Change in Control" means, directly or indirectly, (i) the acquisition by any person or group of persons (other than an affiliate of Newco, including, for the avoidance of doubt, NLO and/or ACK) who does not currently own at least 50% of the voting equity, in the aggregate, of Newco, (ii) any merger, reorganization, or similar transaction between Newco and any person (other than an affiliate of Newco, including, for the avoidance of doubt, NLO and/or ACK), (iii) a divestiture (whether by sale or exclusive license), not in the ordinary course of business, of all or substantially all of the assets of Newco (other than to an affiliate of Newco, including, for the avoidance of doubt, NLO and/or ACK).

Subordination Agreement.  The Company signed a Subordination Agreement with Koch Minerals, LLC ("KM") on June 27, 2016, (the "Subordination Agreement") in connection with the Note, whereby the Company subordinated the Note to all debt obligations of Newco and any guarantors (including ACK and NLO) owed to KM or its affiliates.  The Subordination Agreement was required under and part of the transactions contemplated by the Purchase Agreement and related agreements involving ACK.

Termination Agreement.  As required under the Purchase Agreement, the Company and ACK entered into a June 27, 2016 Termination Agreement (the "Termination Agreement") whereby and subject to execution of the Purchase Agreement, the Company and ACK cancelled the January 13, 2013 Royalty Agreement and a January 13, 2013 Letter Agreement and all other contracts between the Company and ACK (other than agreements specifically identified therein as surviving contracts).  The previously-described terminated agreements pertained to Company's royalty interest in any intellectual property developed by ACK for the Company.

Effectiveness. The Company did not receive fully signed originals of the Purchase Agreement, Subordination Agreement, Option Agreement, Termination Agreement and Note until July 1, 2016, prior to the July 4th holiday, and with confirmation of execution of all agreements and closing in the following week.

The above summaries of the Purchase Agreement, Subordination Agreement, Option Agreement, Termination Agreement and Note are qualified in their entirety by reference to the actual Purchase Agreement, Subordination Agreement, Termination Agreement, Option Agreement and Note, each filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01.    Financial Statements and Exhibits.

Exhibit Number Exhibit Description

10.1	Option Agreement, dated June 27, 2016, by Capstone Companies, Inc. and Involve, LLC
10.2	Promissory Note, dated June 27, 2016, by Neil Singer in favor of Capstone Companies, Inc.
10.3	Subordination Agreement, dated June 27, 2016, by Capstone Companies, Inc. and Koch Minerals, LLC
10.4	Securities Purchase Agreement, dated June 27, 2016, by Capstone Companies, Inc., Neil Singer and AC Kinetics, Inc.
10.5	Termination Agreement, dated June 27, 2016, by Capstone Companies, Inc. and AC Kinetics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE COMPANIES, INC., A FLORIDA CORPORATION

Date:   July 12, 2016

By: /s/ James McClinton
Chief Financial Officer